Exhibit 10.8 (a)

	Date	23 April 2003
Mr.	Division/dept.	Human Resources
Manuel Brocke-Benz	Person in charge	A. Hilbt
VWR International Inc.	Phone +49 (0)89/	99 65 48-585
	Fax +49 (0)89/	99 65 48-597
	e-mail	agatha.hilbt.@de.vwr.com
The following
Employment Agreement
is concluded between you and the VWR International GmbH Company in Darmstadt / Germany (hereinafter referred to as “Company”).
§ 1
Function, General Rights and Obligations
•
As of 01 August 2003 and by decision of the meeting of shareholders of VWR International GmbH, you are appointed Managing Director of VWR International GmbH, Hilpertstraße 20A, 64295 Darmstadt / Germany and employed as a Regional Manager Core Europe in the Company.

•	You undertake to devote your full efforts exclusively to VWR International GmbH and to perform the business matters assigned to you with the care of a prudent and conscientious businessman.
•	You shall report regularly to the General Manager Europe and coordinate with the latter regarding all business activities to the required degree.
•	You shall represent the corporation before and out of court in accordance with your right to represent as registered in the commercial register.
•	Your rights and obligations are governed by the shareholders’ agreement of VWR International GmbH, by the present Employment Agreement, and by law.

•
You shall be liable for your activities as defined in Section 43, Paragraph 1 of the Limited Liability Company Act (GmbHG) with the care of a prudent businessman. VWR International GmbH shall indemnify you against personal third-party liability insofar as you do not act deliberately or grossly negligent.

§ 2
Work Results, Records, Inventions
•	Work results
You undertake to notify the Company of all work results as well as observations and experiences made in the scope of your activity and to provide them to us for exclusive use and free disposal.
•	Records
Records and other documents relating to the business activity, furthermore plans, illustrations, drawings, samples, and other business material are to be kept carefully and to be treated as property of the Company. They have to be returned upon request at any time as well as without being asked at the end of employment at the latest.
•	Inventions
Insofar as work results are subject to the legal provisions on employee inventions, the provisions of this law as to their treatment shall apply to you as well as to the Company without any restrictions.
You shall immediately inform the Company about inventions capable of being protected made by you after your resignation as long as you receive an old age pension or similar payments from the Company. Upon request of the Company, you shall grant at least a non-exclusive right to use on reasonable terms to the Company.
Furthermore, you declare your willingness to always make the declarations required for obtaining, transfer, or abandonment of industrial property rights. This obligation shall survive the end of the employment.

To this end, you shall immediately notify the Company of any change of residence even after the end of employment. Eventual disadvantages or damages incurred by the Company or eventual joint inventors due to defaults in this respect shall be at your expense.
§ 3
Confidentiality
You shall observe secrecy as to all business and operational matters and keep strictly confidential all business and production secrets entrusted to you or disclosed otherwise during your employment, even towards other employees of the corporation. This obligation shall survive the end of the employment.
§4
Second Occupation
You shall carry out a second occupation with prior consent of the Company, only.
§ 5
Assignment of Other Tasks, Activity in Associations and Organizations
The Company reserves the right to entrust you instead of or in addition to the tasks assigned to you with a different activity within the group of companies or in a company that is economically affiliated to the Company; this also means activities abroad. The Company’s decision shall take reasonable account of your interests.

In case of a transfer to another place of work for official purposes, the Company shall always take over the moving costs to a reasonable extent within the scope of tax regulations.
Upon the Company’s request, you shall assume offices in associations, government agencies, or institutions related to your profession or activities.
Should you want to assume such an office, the Company shall only refuse it’s consent in case of obvious prejudice to the corporation’s interests. In case such a prejudice to the corporation’s interests turns out later, the Company reserves the right to revoke this consent.
§6
Agreement Restricting Competition
You shall conclude with the Company an Agreement Restricting Competition if the Company considers this necessary. The legal provisions governing your field of activities shall be the basis for this.
§ 7
Publications, Lectures
Any publication — whether spoken, written, or by image — that uses experiences of the corporation or could be of prejudice to the Company’s interests requires the prior written consent of the Company.
§8
Salary, Ex Gratia Payment, Bonus
•	Salary
The Company shall remunerate your activities at the end of each month by payment of a salary amounting to a gross sum of € xxxx per month into an account to be specified by you.

The salary shall develop according to your performances and your function in the corporation.
•	Ex Gratia Payment
In November you shall be paid an ex gratia payment amounting to half a monthly salary (month of reference shall be October). If the employment has not covered all the calendar year, this ex gratia payment is calculated on a pro rata temporis basis. The legal right to this ex gratia payment shall be the same as that to payment of salary.
•	Bonus
As to the calculation of the bonus, the rules and regulations stated in the accompanying letter dated 13 February 2003 shall apply. There is no legal right to this bonus, not even in case of repeated payment.
The payment shall be cancelled if you have terminated your contract of employment prior to the general day of payment without any important cause given by the Company or if the Company has terminated your contract of employment for an important reason you are responsible for or you have caused.
The salary and other emoluments shall compensate all required additional work exceeding the corporate working time.
You shall keep the amount of your salary and other emoluments confidential.
§ 9
Assignment, Pledging
Assignment or pledging of claims from the employment, in particular salary claims, require the Company’s consent.
§10
Benefits in Case of Inability of Performance
•	In case of an inability of performance that is not due to your fault, you are entitled to continued payment of your salary for a maximum period of 26 weeks, but not beyond the end of employment.

Legal provisions stating that such right will continue beyond the end of employment shall remain unaffected thereby.
•
Notwithstanding Section 10, Paragraph 1, the salary payment shall be continued for a period of 6 weeks if the inability of performance has been caused by an admitted accident at work. After these 6 weeks, the Company shall pay a grant for the period of another 40 weeks but not beyond the end of employment. This grant is calculated from the difference of the net salary and the injury benefit paid by the professional association.

§11
Assignment of Claims for Damages
If your inability of performance has been caused by a third party, you are obligated to assign your claims for damages against the third party to the Company insofar as you are entitled or will be entitled to continued payment of remuneration or to another grant in accordance with Section 10 of the present Agreement or to another grant. Insofar as the obligation of assignment exists, it is not allowed to dispose of the claim for damages in another way, even not towards an insurance company.
You shall use your best endeavors to support the Company in assertion of assigned claims for damages, particularly by giving information and disclosing documents.
§12
Refund of Expenses in Case of Business Trips
You are entitled to refund of expenses for ordered business trips pursuant to the rules and regulations of travel expenses [Reisekostenordnung] by the VWR International GmbH Company as amended.

§13
Vacation, Vacation Allowance
You are entitled to annual vacation of 30 working days.
The vacation year shall be equal to the calendar year. During this period the vacation is to be granted and taken.
In justified exceptions, the entitlement for vacation can be transferred to the following year. In order to prevent lapse of the entitlement to vacation, it is to be taken by 31 March of the following year at the latest.
In the year of resignation, you are granted one twelfth of your annual vacation for each started month of employment.
If you retire or are disabled otherwise, you are entitled to the entire annual vacation.
The Company shall pay vacation allowance in accordance with the rules and regulations prevailing in the corporation.
§14
Periods of Notice
The period of notice for both parties shall be six months before the end of each calendar quarter.
If longer periods of notice than the above are provided by law, they shall apply to both parties.
The Company is entitled to waive your work completely or in part upon termination of the employment while continuing to pay the remuneration for the remaining period of contract; insofar the period of release from work shall be deemed to satisfy your right to vacation.
At the end of the month when you have attained the age of 65, the Employment Agreement shall expire without the need of giving notice.

§15
Old Age Pension
The claims to an old age pension obtained with the Merck KGaA Company are transferred to the Company which shall continue them in accordance with the rules and regulations of the Merck KGaA Company.
§16
Written Form of the Contract, Ancillary Provisions
Alterations or amendments of the present Employment Agreement shall be made in writing to become legally binding.
If individual provisions of this Employment Agreement are contrary to imperative legal provisions that are binding for the contracting parties, these legal provisions replace the respective provisions of this Employment Agreement. This shall not affect the validity of this Employment Agreement.
§ 17
Cut-off Periods
The claims of both parties from the employment are to be asserted in writing within a cut-off period of 2 months after the due date. After expiry of this period the assertion is excluded.
In case of resignation, the claims of both parties shall be asserted 1 month after the end of the employment at the latest.
If a claim of the opposing party has been refused, this must be enforced before court within a period of 1 month.

§ 18
Applicable Law, Place of Jurisdiction
German law shall apply to the relations stipulated in the present Agreement. Place of jurisdiction shall be Darmstadt / Germany.
VWR International GmbH

/s/ Karl-Heinz Sieling
Karl-Heinz Sieling
I agree to the contents of the present Employment Agreement:
Date: May 20, 2003

/s/ Manuel Brocke-Benz
Manuel Brocke-Benz